Exhibit 99.1

      JAKKS Pacific Reports Third Quarter 2003 Financial Results


    MALIBU, Calif.--(BUSINESS WIRE)--Oct. 21, 2003--JAKKS Pacific, Inc. (Nasdaq:JAKK), a leading multi-brand company that designs and markets a broad range of toys, leisure products, crafts and writing instruments, today announced its results for the three and nine-month periods ended September 30, 2003.
    Third quarter net sales were $90.3 million, compared to $102.6 million in the comparable period last year. Net income for the period was $9.6 million, or $0.39 per diluted share, compared to $14.0 million, or $0.58 per diluted share, for the third quarter of last year. Excluding a one-time gain, net income was $9.0 million, or $0.37 per diluted share in 2003. The Company recognized a pre-tax gain of $0.7 million in the third quarter of 2003 relating to recoveries on a recall of one of its products.
    The Company's net sales for the nine months ended September 30, 2003 were $231.4 million, compared to $241.5 million during the same period in 2002. Excluding one-time net charges, net income during the period was $20.3 million, or $0.82 per diluted share, compared to $29.9 million, or $1.35 per diluted share, for the comparable period last year. Including the one-time net charges of $2.0 million for the product recall in 2003, and the restructuring and recall charges of $8.1 million in 2002, net income for the nine months of 2003 was $18.7 million, or $0.76 per diluted share, compared to $23.9 million, or $1.09 per diluted share for the same period in 2002.
    Mr. Jack Friedman, Chairman and Chief Executive Officer, stated:
"Sales declined in the third quarter from the 2002 third quarter primarily due to the decline in the popularity of certain product items such as our Singing Starz(TM) Karaoke Machine and Equalizer Radio Controlled Vehicle, both of which were higher priced items. We believe that these products are being replaced with new products such as plug and play TV Games and the Road Champs NASCAR RC vehicle line, which are being received well by our customers, and which we believe may have better longevity and present better opportunities for growth and expansion.
    "Turning to the balance of the year, our booked orders for the fourth quarter of this year so far are running more than 20% ahead of the fourth quarter last year at this time, and we are pleased with our line-up of products and the overall sell-through at retail. We therefore believe that our fourth quarter sales will exceed last year's fourth quarter and expect to wind-up the year with net sales to be in the range of $300 to $310 million, with diluted earnings per share, before one-time charges, of $1.20 to $1.30."
    Mr. Friedman continued, "We remain committed to building long-term growth and profitability for JAKKS Pacific. Looking ahead, we intend to devote more attention and resources to internal development, building evergreen lines, and building brand identity while providing retailers and consumers with the high quality product lines at reasonable prices they have come to expect from JAKKS since our inception."
    Stephen Berman, President and Chief Operating Officer, stated, "Our objective for 2004 and 2005 is to devote more of our resources to building and marketing a bigger and stronger JAKKS Pacific, and also to explore new acquisition opportunities, with a hope that this will bring a stronger value for our company in the long term.
    "Because of our strong operating cash flow, working capital of $229.6 million, including cash and cash equivalents and marketable securities of $151.2 million, we believe we are well positioned to execute on our strategy."
    Anyone interested will be able to listen to the teleconference, scheduled to begin at 8:30 a.m. EDT (5:30 a.m. PDT) on October 21, via the Internet at www.jakkspacific.com. The webcast is also being distributed over CCBN's Investor Distribution Network. Individual investors can listen to the call at www.FullDisclosure.com. Institutional investors can access the call via www.streetevents.com. These websites will host an archive of the teleconference for 30 days.
    A telephonic playback will be available from 9:30 a.m. Eastern on October 21st through 12:00 a.m. Eastern on October 28th. The playback can be accessed by calling 800-642-1687 or 706-645-9291 for international callers, pass code is "3253794".
    JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Crafts Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush and Dolls. The products are sold under various brand names including Flying Colors(R), Road Champs(R), Remco(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R) and JPI Color Workshop(TM). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment(TM) video games. For further information, visit www.jakkspacific.com.

    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about JAKKS' business based, in part, on assumptions made by its management. These statements are not guarantees of JAKKS' future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing and difficulties encountered in the integration of acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.



                 JAKKS Pacific, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets


                                         September 30,   December 31,
                                             2003           2002
                                         ------------    ------------

                                ASSETS

Current assets:
  Cash and cash equivalents               $132,833,696   $68,412,826
  Marketable Securities                     18,320,894            --
  Accounts receivable, net                  86,579,868    56,195,578
  Inventory, net                            43,510,656    38,009,747
  Notes receivable - officers                       --     1,113,000
  Prepaid expenses and other current
   assets                                   10,981,469     8,616,160
  Deferred income taxes                      4,445,658     4,445,658
         Total current assets              296,672,241   176,792,969

Property and equipment                      42,574,822    39,465,148
Less accumulated depreciation
 and amortization                           30,630,240    24,639,593
  Property and equipment, net               11,944,582    14,825,555

Goodwill, net                              205,176,652   189,335,933
Trademarks & other assets, net              23,357,061    19,736,847
Investment in joint venture                  3,840,574     8,118,645
         Total assets                     $540,991,110  $408,809,949


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses    $58,304,219   $41,967,851
  Current portion of long term debt             18,720        17,805
  Income taxes payable                       8,780,842     5,624,532
         Total current liabilities          67,103,781    47,610,188

Long term debt, net of current portion      98,039,020        59,683
Deferred income taxes                          562,948       562,948
                                            98,601,968       622,631
         Total liabilities                 165,705,749    48,232,819

Stockholders' equity:
  Common stock, $.001 par value                 24,591        24,473
  Additional paid-in capital               236,229,874   240,101,458
  Retained earnings                        139,189,669   120,451,199
  Accumulated other comprehensive
   income (loss)                              (158,773)           --
                                           375,285,361   360,577,130
         Total liabilities and
          stockholders' equity            $540,991,110  $408,809,949


                 JAKKS Pacific, Inc. and Subsidiaries
               Third Quarter Earnings Announcement, 2003
            Condensed Statements of Operations (Unaudited)


                    Three Months Ended         Nine Months Ended
                       September 30,             September 30,

                   2003           2002         2003          2002
                   ----           ----         ----          ----

Net sales       $90,308,130  $102,639,835  $231,357,781  $241,526,804
Less cost of sales
 Cost of goods   42,948,959    50,392,970   118,168,374   116,484,945
 Royalty expense  9,740,674     8,570,732    16,950,989    15,979,051
 Amortization of
  tools and molds 1,392,753     1,863,839     4,664,351     5,589,060
 Cost of sales   54,082,386    60,827,541   139,783,714   138,053,056
  Gross profit   36,225,744    41,812,294    91,574,067   103,473,748
Direct selling
 expenses         9,895,404     9,444,604    27,900,096    29,581,360
Selling, general
 and administrative
  expenses       13,878,856    12,936,091    35,909,309    33,988,241
Acquisition
 shut-down and
  recall costs     (700,000)           --     2,000,000     8,121,497
Depreciation and
 amortization       573,299       536,797     1,618,118     1,556,007
  Income from
   operations    12,578,185    18,894,802    24,146,544    30,226,643
Other (income) expense:
 Profit from
  Joint Venture    (937,219)     (611,774)   (1,303,700)   (2,580,639)
 Interest, net      922,704      (437,098)      794,363      (970,039)
Income before provision
 for income taxes
  and minority
   interest      12,592,700    19,943,674    24,655,881    33,777,321
Provision for
 income taxes     3,022,248     5,384,792     5,917,411     9,119,877
Income before
 minority
  interest        9,570,452    14,558,882    18,738,470    24,657,444
Minority
 interest                --       604,483            --       715,145
Net income       $9,570,452   $13,954,399   $18,738,470   $23,942,299
 Earnings per share
  - diluted           $0.39         $0.58         $0.76         $1.09
 Shares used in earnings
  per share
   - diluted     24,628,719    24,058,599    24,715,770    22,058,483



    CONTACT: JAKKS Pacific, Inc.
             Genna Goldberg, 310-455-6235
             or
             Integrated Corporate Relations
             John F. Mills, 562-256-7051